Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Second Quarter 2013 Results

•	Diluted earnings per share of $2.03
•	Net sales increased 2% to $3.2 billion
•	Net cash from operating activities of $250 million
•	Funded orders of $3.5 billion, funded backlog of $10.8 billion
•	Updated 2013 financial guidance

NEW YORK, July 25, 2013 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $2.03 for the quarter ended June 28, 2013 (2013 second quarter), an increase of 5%, compared to $1.94 for the quarter ended June 29, 2012 (2012 second quarter). Net sales of $3.2 billion for the 2013 second quarter increased by 2% compared to the 2012 second quarter.

“Our second quarter results were very good, underscored by strong orders, sales and EPS growth and solid cash flow. International and commercial sales rose 17%, offsetting declines in our U.S. national security-related businesses. We recorded several strategic new business wins during the quarter that expanded both our international and domestic security work, demonstrating that we continue to successfully execute our strategy to grow international and commercial sales and to increase market share. For the quarter, our funded orders were $3.5 billion, resulting in a book-to-bill ratio of 1.09,” said Michael T. Strianese, chairman, president and chief executive officer. “We continue to closely monitor the effects of sequestration and subsequent budget uncertainties. Although we have experienced some impacts from sequestration, including funding delays and cuts, award deferrals and staffing reductions at select customers, the result is manageable and we are taking the appropriate action at the affected business units.”

“We continued to execute on our commitment to deliver shareholder value by repurchasing $126 million of our common stock and paying dividends of $49 million during the quarter, resulting in $349 million of cash returned to our shareholders year-to-date. At the same time, we continue to increase the efficiency of our business units, invest wisely in R&D, ensure that our operations are appropriately sized, address important customer priorities, and pursue acquisition opportunities that strengthen and expand our business and customer base.”

Key competitive contract wins for the quarter included: (1) a contract to provide sustainment and maintenance services for the Canadian Department of National Defence’s long-range, multi-use A310 aircraft, (2) a contract to provide fleet management, maintenance and logistics support for the U.S. Navy’s TH-57 fleet of training helicopters, (3) maintenance and material management for the National Aeronautics and Space Administration (NASA) fleet of manned and unmanned aircraft, (4) new international business to upgrade eight P-3C aircraft for the Republic of Korea, (5) a contract to provide a full range of professional and information technology (IT) support services to the Centers for Disease Control (CDC), and (6) a contract to supply SATCOM terminals to the Australian Defence Force (ADF).

L-3 Announces Results for the 2013 Second Quarter	Page 2

L-3 Consolidated Results

	Second Quarter Ended		Increase/ (decrease)	First Half Ended		Increase/ (decrease)
($ in millions, except per share data)	June 28, 2013	June 29, 2012		June 28, 2013	June 29, 2012
Net sales	$3,192	$3,143	$49	$6,377	$6,303	$74
Operating income	$307	$331	$(24)	$620	$656	$(36)
Operating margin	9.6%	10.5%	(90) bpts	9.7%	10.4%	(70) bpts
Interest expense	$44	$45	$(1)	$87	$90	$(3)
Interest and other income, net	$5	$3	$2	$8	$6	$2
Effective income tax rate	30.6%	33.9%	(330) bpts	29.8%	33.9%	(410) bpts
Net income from continuing operations attributable to L-3	$185	$191	$(6)	$378	$377	$1
Diluted EPS from continuing operations	$2.03	$1.94	$0.09	$4.14	$3.79	$0.35
Diluted weighted average common shares outstanding	91.1	98.5	(7.4)	91.3	99.4	(8.1)

Second Quarter Results of Operations:  For the 2013 second quarter, consolidated net sales of $3.2 billion increased $49 million, or 2%, compared to the 2012 second quarter. Sales growth was primarily from the Platform & Logistics Solutions (P&LS) and Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segments. Acquired businesses(1), which are all included in the Electronic Systems segment, added $24 million to net sales in the 2013 second quarter. Net sales to commercial and international customers increased 17%, or $126 million, to $856 million in the 2013 second quarter, including $24 million from acquired businesses, compared to $730 million in the 2012 second quarter. Net sales to commercial and international customers, as a percentage of consolidated net sales, increased to 27% for the 2013 second quarter compared to 23% for the 2012 second quarter.

Operating income for the 2013 second quarter of $307 million decreased $24 million, or 7%, as compared to the 2012 second quarter. Operating income as a percentage of sales (operating margin) decreased by 90 basis points to 9.6% for the 2013 second quarter compared to 10.5% for the 2012 second quarter. The decrease in operating margin is primarily due to less favorable contract adjustments and sales mix changes for the C3ISR and Electronic Systems segments. In addition, acquired businesses reduced operating margin by 10 basis points and higher pension expense of $4 million ($3 million after income taxes, or $0.03 per diluted share) reduced operating margin by 10 basis points. Furthermore, the 2013 second quarter included severance charges that reduced operating income by $9 million ($6 million after income taxes, or $0.07 per diluted share), which was higher by $4 million compared to the 2012 second quarter. Higher severance costs reduced operating margin by 10 basis points. See segment results below for additional discussion of sales and operating margin trends.

Interest expense declined by $1 million, as lower outstanding debt reduced interest expense by $8 million, which was partially offset by $7 million of interest expense that was allocated to discontinued operations in the 2012 second quarter.

The effective tax rate for the 2013 second quarter decreased to 30.6% from 33.9% for the same period last year. The decrease is primarily due to tax benefits in the 2013 second quarter of: (1) $6 million primarily related to the reversal of amounts accrued for foreign taxes for years in which the statute of limitations expired and to the finalization of tax returns in certain foreign jurisdictions and (2) $3 million related to the U.S. Federal research and experimentation tax credit.

Net income from continuing operations attributable to L-3 in the 2013 second quarter decreased 3% to $185 million compared to the 2012 second quarter, and diluted EPS from continuing operations increased 5% to $2.03 from $1.94. Diluted weighted average common shares outstanding for the 2013 second quarter declined by 8% compared to the 2012 second quarter due to repurchases of L-3 common stock.

First Half Results of Operations:  For the first half ended June 28, 2013 (2013 first half), consolidated net sales of $6.4 billion increased $74 million, or 1%, compared to the first half ended June 29, 2012 (2012 first half). Sales growth in the Electronic Systems, P&LS and C3ISR segments was partially offset by lower sales from the National Security Solutions (NSS) segment. Acquired businesses, which are all included in the Electronic

(1)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2013 Second Quarter	Page 3

Systems segment, added $72 million to net sales in the 2013 first half. Net sales to commercial and international customers increased 18%, or $248 million, to $1,663 million in the 2013 first half, including $65 million from acquired businesses, compared to $1,415 million in the 2012 first half. Net sales to commercial and international customers, as a percentage of consolidated net sales, increased to 26% for 2013 first half compared to 22% for the 2012 first half.

Operating income for the 2013 first half of $620 million decreased $36 million, or 5%, as compared to the 2012 first half. Operating margin decreased by 70 basis points to 9.7% for the 2013 first half compared to 10.4% for the 2012 first half. The decrease in operating margin is primarily due to unfavorable contract adjustments for the C3ISR segment and sales mix changes for the Electronic Systems segment. In addition, acquired businesses reduced operating margin by 10 basis points and higher pension expense of $8 million ($5 million after income taxes, or $0.05 per diluted share) reduced operating margin by 10 basis points. Furthermore, the 2013 first half included severance charges that reduced operating income by $14 million ($9 million after income taxes, or $0.10 per diluted share), which was higher by $2 million compared to the 2012 first half. See segment results below for additional discussion of sales and operating margin trends.

Interest expense declined by $3 million, as lower outstanding debt reduced interest expense by $16 million, which was partially offset by $13 million of interest expense that was allocated to discontinued operations in the 2012 first half.

The effective tax rate for the 2013 first half decreased to 29.8% from 33.9% for the same period last year. The decrease is primarily due to tax benefits in the 2013 first half of: (1) $15 million related to the retroactive reinstatement in January 2013 of the U.S. Federal research and experimentation tax credit for all of 2012 and 2013, of which $10 million ($0.11 per diluted share) relates to the 2012 benefit and $5 million relates to the 2013 first half benefit and (2) $8 million primarily related to the reversal of amounts accrued for foreign taxes for years in which the statute of limitations expired and to the finalization of tax returns in certain foreign jurisdictions.

Net income from continuing operations attributable to L-3 in the 2013 first half increased $1 million to $378 million compared to the 2012 first half, and diluted EPS from continuing operations increased 9% to $4.14 from $3.79. Diluted weighted average common shares outstanding for the 2013 first half declined by 8% compared to the 2012 first half due to repurchases of L-3 common stock.

Orders:  Funded orders for the 2013 second quarter were approximately $3.5 billion and declined 2% compared to the 2012 second quarter. Funded orders for the 2013 first half were approximately $6.4 billion compared to approximately $7.2 billion for the 2012 first half. The book-to-bill ratio was 1.09 for the 2013 second quarter and 1.00 for the 2013 first half. Funded backlog declined 1% to $10.8 billion at June 28, 2013, compared to $10.9 billion at December 31, 2012.

Cash flow and cash returned to shareholders:  Net cash from operating activities from continuing operations increased by $59 million, or 18%, to $396 million for the 2013 first half, compared to $337 million for the 2012 first half. The table below summarizes the cash returned to shareholders during the 2013 first half compared to the 2012 first half.

	First Half Ended
($ in millions)	June 28, 2013	June 29, 2012
Net cash from operating activities from continuing operations	$396	$337
Less: Capital expenditures, net of dispositions	(101)	(75)
Plus: Income tax payments attributable to discontinued operations	—	16

Free cash flow(1)	$295	$278

Dividends paid	$101	$98
Common stock repurchases	248	315

Cash returned to shareholders	$349	$413

Percent of free cash flow returned to shareholders	118%	149%

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2013 Second Quarter	Page 4

Reportable Segment Results

C3ISR

	Second Quarter Ended			First Half Ended
($ in millions)	June 28, 2013	June 29, 2012	Increase/ (decrease)	June 28, 2013	June 29, 2012	Increase/ (decrease)
Net sales	$881.7	$862.0	$ 19.7	$1,770.1	$1,748.1	$ 22.0
Operating income	$69.2	$86.3	$ (17.1)	$160.7	$178.9	$ (18.2)
Operating margin	7.8%	10.0%	(220) bpts	9.1%	10.2%	(110) bpts

Second Quarter: C3ISR net sales for the 2013 second quarter increased by $20 million, or 2%, compared to the 2012 second quarter. Sales increased by $10 million for networked communication systems and $10 million for ISR Systems. The increase for networked communication systems was due to higher volume of airborne and ground datalink systems for manned and unmanned platforms, partially offset by lower volume as the production work on a contract for vehicle mounted satellite communication ground stations nears completion and declining U.S. Army demand for remote video terminals. Sales increased for ISR Systems primarily due to higher volume for U.S. Government customers for logistics support and fleet management services.

C3ISR operating income for the 2013 second quarter of $69 million, which included severance charges of $3 million, decreased by $17 million, or 20%, compared to the 2012 second quarter. Operating margin decreased by 220 basis points to 7.8%. Operating margin declined by 100 basis points due to sales mix changes for ISR Systems and 70 basis points due to less favorable contract adjustments compared to the 2012 second quarter, primarily due to higher design and production costs on select networked communication systems contracts. Higher pension expense of $4 million reduced operating margin by 50 basis points.

First Half: C3ISR net sales for the 2013 first half increased by $22 million, or 1%, compared to the 2012 first half. Sales increased by $78 million for ISR Systems and decreased $56 million for networked communication systems. The increase for ISR Systems was due to small ISR aircraft sales to the Department of Defense (DoD) and higher volume for U.S. Government customers for logistics support and fleet management services and ISR platforms for foreign military customers. The decrease in sales for networked communication systems was due to lower volume as the production work on a contract for vehicle mounted satellite communication ground stations nears completion and declining U.S. Army demand for remote video terminals. These decreases were partially offset by higher volume for airborne and ground datalink systems for manned and unmanned platforms.

C3ISR operating income for the 2013 first half of $161 million, which included severance charges of $3 million, decreased by $18 million, or 10%, compared to the 2012 first half. Operating margin decreased by 110 basis points to 9.1%. Operating margin declined by 200 basis points due to unfavorable contract adjustments compared to favorable contract adjustments in the 2012 first half, primarily due to higher design and production costs for select networked communication systems contracts. Higher pension expense of $8 million reduced operating margin by 40 basis points. These decreases were partially offset by 130 basis points primarily due to sales mix changes for ISR Systems.

Electronic Systems

	Second Quarter Ended			First Half Ended
($ in millions)	June 28, 2013	June 29, 2012	Increase/ (decrease)	June 28, 2013	June 29, 2012	Increase/ (decrease)
Net sales	$1,357.4	$1,352.3	$ 5.1	$2,707.3	$2,664.9	$ 42.4
Operating income	$152.0	$170.6	$ (18.6)	$295.7	$322.1	$ (26.4)
Operating margin	11.2%	12.6%	(140) bpts	10.9%	12.1%	(120) bpts

Second Quarter: Electronic Systems net sales for the 2013 second quarter increased by $5 million compared to the 2012 second quarter. Sales increased: (1) $37 million for Simulation & Training, of which $25 million was due to the Link U.K. acquisition and $12 million was primarily due to increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, (2) $23 million for Precision Engagement primarily due to the timing of deliveries of ordnance products, and (3) $9 million for Marine Services primarily due to volume for life-cycle support services for U.S. Navy towed arrays and the landing craft air cushion (LCAC) vehicle service life extension program. These increases were partially offset by sales decreases of: (1) $28 million for Microwave Products primarily due to a decline in deliveries of power devices for commercial satellite communication systems, (2) $20 million for Security & Detection Systems primarily due to completion of certain international contracts and the timing of deliveries to the Transportation Security Administration (TSA), and (3) $16 million primarily for Space & Propulsion Systems due to funding declines for the Missile Defense Agency’s (MDA) air-launched target programs and lower sales of transmissions for Bradley fighting vehicles.

L-3 Announces Results for the 2013 Second Quarter	Page 5

Electronic Systems operating income for the 2013 second quarter of $152 million, which included severance charges of $6 million, decreased by $19 million, or 11%, compared to the 2012 second quarter. Operating margin decreased by 140 basis points to 11.2%. Operating margin declined by 60 basis points due to less favorable contract adjustments primarily for Power & Control Systems, Aviation Products and Warrior Systems compared to the 2012 second quarter, 40 basis points due to acquired businesses, 20 basis points primarily due to the sales decline for Microwave Products and Security & Detection Systems, and 20 basis points due to higher severance costs.

First Half: Electronic Systems net sales for the 2013 first half increased by $42 million, or 2%, compared to the 2012 first half. Sales increased: (1) $86 million for Simulation & Training, of which $54 million was due to the Link U.K. acquisition and $32 million was primarily due to increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program and upgrades for F/A-18 trainers, (2) $39 million for Precision Engagement primarily due to the timing of deliveries of ordnance products, and (3) $20 million for Marine Services primarily due to volume for life-cycle support services for U.S. Navy towed arrays and the LCAC vehicle service life extension program. These increases were partially offset by sales decreases of: (1) $35 million for Space & Propulsion Systems primarily due to certain funding constraints for the MDA’s air-launched target programs, (2) $27 million for Power & Control Systems primarily due to lower demand for commercial shipbuilding products, (3) $19 million for Security & Detection Systems primarily due to the completion of certain international contracts and the timing of deliveries to the TSA, (4) $14 million primarily for Microwave Products ($46 million of lower sales due to a decline in deliveries of power devices for commercial satellite communication systems, partially offset by $32 million of higher sales due to increased deliveries of mobile and ground-based satellite communication systems for the U.S. military), and (5) $8 million for Sensor Systems ($77 million of lower volume primarily for airborne EO/IR turrets for the Persistent Threat Detection System contract due to the U.S. military troop drawdown in Afghanistan, partially offset by $55 million in increased volume for force protection products for a foreign military customer and sales of $14 million from the L-3 KEO acquisition).

Electronic Systems operating income for the 2013 first half of $296 million, which included severance charges of $10 million, decreased by $26 million, or 8%, compared to the 2012 first half. Operating margin decreased by 120 basis points to 10.9%. Operating margin declined by: (1) 140 basis points primarily due to the sales declines for Sensor Systems, Security & Detection Systems, and Space & Propulsion Systems discussed above and lower margin sales mix at Warrior Systems, (2) 30 basis points due to acquired businesses, and (3) 10 basis points due to higher severance costs. These declines were partially offset by 60 basis points due to more favorable contract adjustments in the 2013 first half compared to the 2012 first half across several business areas, including Microwave Products and Space & Propulsion Systems.

Platform & Logistics Solutions (P&LS)

	Second Quarter Ended			First Half Ended
($ in millions)	June 28, 2013	June 29, 2012	Increase	June 28, 2013	June 29, 2012	Increase
Net sales	$620.3	$591.5	$28.8	$1,236.8	$1,205.5	$31.3
Operating income	$65.9	$51.5	$14.4	$123.4	$113.8	$9.6
Operating margin	10.6%	8.7%	190 bpts	10.0%	9.4%	60 bpts

Second Quarter: P&LS net sales for the 2013 second quarter increased by $29 million, or 5%, compared to the 2012 second quarter. Platform Solutions sales increased by $46 million, which was partially offset by a sales decline of $17 million for Logistics Solutions. The Platform Solutions sales increase was primarily due to increased volume for the Australia C-27J, aircraft maintenance for the Canadian Department of National Defence, and modifications for U.S. Air Force (USAF) EC-130 aircraft and international head-of-state aircraft. The decrease in Logistics Solutions was primarily due to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia, which was completed in 2012, and reduced fleet management services due to the loss of the Joint Primary Aircraft Training Systems (JPATS) contract for the USAF, partially offset by increased volume for field maintenance and sustainment services for USAF training aircraft.

P&LS operating income for the 2013 second quarter of $66 million increased by $14 million, or 28%, compared to the 2012 second quarter. Operating margin increased by 190 basis points to 10.6% primarily due to higher margin sales mix for Logistics Solutions.

L-3 Announces Results for the 2013 Second Quarter	Page 6

First Half: P&LS net sales for the 2013 first half increased by $31 million, or 3%, compared to the 2012 first half. Platform Solutions sales increased by $102 million, which was partially offset by a sales decline of $71 million for Logistics Solutions. The Platform Solutions sales increase and the Logistics Solutions sales decrease were due to trends similar to the 2013 second quarter.

P&LS operating income for the 2013 first half of $123 million increased by $10 million, or 8%, compared to the 2012 first half. Operating margin increased by 60 basis points to 10.0% primarily due to higher margin sales mix for Logistics Solutions.

NSS

	Second Quarter Ended			First Half Ended
($ in millions)	June 28, 2013	June 29, 2012	Decrease	June 28, 2013	June 29, 2012	Decrease
Net sales	$332.8	$337.2	$(4.4)	$662.5	$684.9	$(22.4)
Operating income	$19.5	$22.7	$(3.2)	$40.1	$41.6	$(1.5)
Operating margin	5.9%	6.7%	(80)bpts	6.1%	6.1%	— bpts

Second Quarter: NSS net sales for the 2013 second quarter decreased by $4 million, or 1%, compared to the 2012 second quarter. Sales decreased by $12 million primarily due to lower demand for a technical support contract for a U.S. Government agency due to sequestration funding reductions and less demand for U.S. Special Operations Command (USSOCOM) IT support services, as our previous single-award contract converted to several multiple-award contracts, which reduced our workshare. These decreases were partially offset primarily by $8 million of higher sales due to increased demand for intelligence and IT support services for the U.S. Government and U.S. Government agencies on existing contracts.

NSS operating income for the 2013 second quarter of $20 million decreased by $3 million, or 14%, compared to the 2012 second quarter. Operating margin decreased by 80 basis points to 5.9%. Operating margin decreased by 110 basis points primarily due to lower margin sales mix and 40 basis points primarily due to the timing of award fees. These decreases were partially offset by 70 basis points due to more favorable contract adjustments compared to the 2012 second quarter.

First Half: NSS net sales for the 2013 first half decreased by $22 million, or 3%, compared to the 2012 first half primarily due to less demand for USSOCOM IT support services as a result of a trend similar to the 2013 second quarter.

NSS operating income for the 2013 first half of $40 million, which included severance charges of $1 million, decreased by $2 million, or 4%, compared to the 2012 first half. Operating margin was 6.1%. More favorable contract adjustments in the 2013 first half compared to the 2012 first half were offset by lower margin sales mix.

L-3 Announces Results for the 2013 Second Quarter	Page 7

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2013, previously provided on April 25, 2013, to include anticipated reductions related to DoD sequestration cuts as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8 and the company undertakes no duty to update its guidance.

Consolidated 2013 Financial Guidance
(in millions, except per share data)
	Current	Prior (April 25, 2013)
Net sales	$ 12,500 to $12,600	$ 12,550 to $12,750
Operating margin	9.8%	10.0%
Interest expense	$ 176	$ 176
Interest and other income	$ 15	$ 12
Effective tax rate	31.0%	32.0%
Diluted shares	90.4	90.1
Diluted EPS from continuing operations	$ 8.05 to $8.15	$ 8.15 to $8.35
Net cash from operating activities from continuing operations	$ 1,225	$ 1,225
Less: Capital expenditures, net of dispositions of property, plant and equipment	215	195
Free cash flow	$ 1,010	$ 1,030

Segment 2013 Financial Guidance
($ in millions)
	Current	Prior (April 25, 2013)
Net Sales:
C3ISR	$3,425 to $3,475	$3,500 to $3,600
Electronic Systems	$5,425 to $5,475	$5,425 to $5,525
P&LS	$2,375 to $2,425	$2,325 to $2,425
National Security Solutions	$1,225 to $1,275	$1,200 to $1,300
Operating Margins:
C3ISR	9.5% to 9.7%	10.4% to 10.6%
Electronic Systems	10.7% to 10.9%	10.7% to 10.9%
P&LS	9.2% to 9.4%	9.1% to 9.3%
National Security Solutions	6.8% to 7.0%	6.4% to 6.6%

The revisions to our 2013 financial guidance (the “Current Guidance”) compared to our prior 2013 financial guidance issued on April 25, 2013 (the “Prior Guidance”) are primarily due to the anticipated reductions to our sales, operating margin and EPS for the DoD sequestration cuts. The Prior Guidance did not include any impact from sequestration, but we estimated at the time we issued such guidance that the sequestration cuts could reduce our 2013 guidance by up to $500 million for net sales, 30 basis points for operating margin, $0.65 for diluted EPS, and $80 million for free cash flow. The Current Guidance compared to the Prior Guidance includes decreases primarily related to sequestration in: (1) net sales of $100 million, (2) operating margin of 20 basis points, and (3) diluted EPS of $0.15. The Current Guidance includes a pre-tax expense of approximately $25 million for severance charges, which represents an increase of $21 million ($13 million after income taxes, or $0.15 per diluted share) compared to the Prior Guidance primarily to resize businesses affected by the sequestration cuts. The $21 million increase in severance charges impacted the C3ISR segment by $10 million, the Electronic Systems segment by $9 million, and the P&LS and NSS segments by $1 million each.

The revised 2013 financial guidance excludes any potential non-cash goodwill impairment charges that could result from additional DoD budget reductions in the future due to sequestration or other DoD budget cuts for which the information is presently not known.

L-3 Announces Results for the 2013 Second Quarter	Page 8

Additional financial information regarding the 2013 second quarter results is available on the company’s website at www.L-3com.com.

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, July 25, 2013 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. EDT

10:00 a.m. CDT

  9:00 a.m. MDT

  8:00 a.m. PDT

Listeners may access the conference call live over the Internet at the company’s website at:

  http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 18276106), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, platform and logistics solutions, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2012 sales of $13.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2013 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; the outcome of sequestration cuts to the defense budget and the apportionment of available funding between programs; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international

L-3 Announces Results for the 2013 Second Quarter	Page 9

operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K for the year ended December 31, 2012, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012

Net sales	$3,192	$3,143	$6,377	$6,303

Cost of sales	2,885	2,812	5,757	5,647

Operating income	307	331	620	656

Interest expense	(44)	(45)	(87)	(90)
Interest and other income, net	5	3	8	6

Income from continuing operations before income taxes	268	289	541	572
Provision for income taxes	82	98	161	194

Income from continuing operations	$186	$191	$380	$378
Income from discontinued operations, net of income tax	—	17	—	33

Net income	186	208	380	411
Less: Net income from continuing operations attributable to noncontrolling interests	1	—	2	1
Less: Net income from discontinued operations attributable to noncontrolling interests	—	3	—	4

Net income attributable to L-3	$185	$205	$378	$406

Basic earnings per share attributable to L-3 Holdings’ common shareholders:

Continuing operations	$2.06	$1.97	$4.20	$3.84

Discontinued operations	—	0.14	—	0.30

Basic earnings per share	$2.06	$2.11	$4.20	$4.14

Diluted earnings per share attributable to L-3 Holdings’ common shareholders:

Continuing operations	$2.03	$1.94	$4.14	$3.79

Discontinued operations	—	0.14	—	0.29

Diluted earnings per share	$2.03	$2.08	$4.14	$4.08

L-3 Holdings’ weighted average common shares outstanding:

Basic	89.9	97.2	90.1	98.1

Diluted	91.1	98.5	91.3	99.4

(a)

It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Second Quarter Ended		First Half Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Segment operating data

Net sales:
C3ISR	$881.7	$862.0	$1,770.1	$1,748.1
Electronic Systems	1,357.4	1,352.3	2,707.3	2,664.9
P&LS	620.3	591.5	1,236.8	1,205.5
NSS	332.8	337.2	662.5	684.9

Total	$3,192.2	$3,143.0	$6,376.7	$6,303.4

Operating income:
C3ISR	$69.2	$86.3	$160.7	$178.9
Electronic Systems	152.0	170.6	295.7	322.1
P&LS	65.9	51.5	123.4	113.8
NSS	19.5	22.7	40.1	41.6

Total	$306.6	$331.1	$619.9	$656.4

Operating margin:
C3ISR	7.8%	10.0%	9.1%	10.2%
Electronic Systems	11.2%	12.6%	10.9%	12.1%
P&LS	10.6%	8.7%	10.0%	9.4%
NSS	5.9%	6.7%	6.1%	6.1%
Total	9.6%	10.5%	9.7%	10.4%

Depreciation and amortization:
C3ISR	$10.0	$11.5	$21.1	$23.0
Electronic Systems	34.6	35.3	70.7	71.2
P&LS	4.3	5.8	8.5	10.7
NSS	2.7	3.0	5.5	5.8

Total	$51.6	$55.6	$105.8	$110.7

Funded order data
C3ISR	$1,000	$934	$1,683	$1,687
Electronic Systems	1,515	1,410	2,833	2,884
P&LS	669	852	1,240	1,855
NSS	303	350	595	781

Total	$3,487	$3,546	$6,351	$7,207

			June 28, 2013	Dec. 31, 2012
Period end data
Funded backlog			$10,812	$10,884

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	June 28, 2013	Dec. 31, 2012
ASSETS

Cash and cash equivalents	$328	$349
Billed receivables, net	1,038	968
Contracts in process	2,664	2,652
Inventories	378	363
Deferred income taxes	86	95
Other current assets	135	144

Total current assets	4,629	4,571

Property, plant and equipment, net	1,029	1,017
Goodwill	7,702	7,744
Identifiable intangible assets	294	314
Deferred debt issue costs	26	29
Other assets	182	151

Total assets	$13,862	$13,826

LIABILITIES AND EQUITY

Accounts payable, trade	$542	$494
Accrued employment costs	565	551
Accrued expenses	387	462
Advance payments and billings in excess of costs incurred	571	671
Income taxes	7	21
Other current liabilities	395	398

Total current liabilities	2,467	2,597

Pension and postretirement benefits	1,366	1,360
Deferred income taxes	365	328
Other liabilities	360	373
Long-term debt	3,630	3,629

Total liabilities	8,188	8,287

Shareholders’ equity	5,600	5,463
Noncontrolling interests of continuing operations	74	76

Total equity	5,674	5,539

Total liabilities and equity	$13,862	$13,826

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Half Ended
	June 28, 2013	June 29, 2012
Operating activities
Net income	$380	$411
Less: Income from discontinued operations, net of tax	—	33

Income from continuing operations	380	378
Depreciation of property, plant and equipment	81	85
Amortization of intangibles and other assets	25	26
Deferred income tax provision	13	35
Stock-based employee compensation expense	28	29
Contributions to employee savings plans in L-3 Holdings’ common stock	61	68
Amortization of pension and postretirement benefit plans net loss and prior service cost	43	34
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	3	4
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	(76)	3
Contracts in process	(31)	(273)
Inventories	(17)	(68)
Accounts payable, trade	50	177
Accrued employment costs	20	1
Accrued expenses	(64)	(158)
Advance payments and billings in excess of costs incurred	(89)	20
Income taxes	27	29
Excess income tax benefits related to share-based payment arrangements	(2)	(1)
Other current liabilities	(3)	(20)
Pension and postretirement benefits	3	(34)
All other operating activities	(56)	2

Net cash from operating activities from continuing operations	396	337

Investing activities
Business acquisitions, net of cash acquired	(1)	(216)
Proceeds from sale of a business	4	—
Capital expenditures	(110)	(76)
Dispositions of property, plant and equipment	9	1
Other investing activities	(6)	(4)

Net cash used in investing activities from continuing operations	(104)	(295)

Financing activities
Borrowings under revolving credit facility	994	199
Repayment of borrowings under revolving credit facility	(994)	(199)
Common stock repurchased	(248)	(315)
Dividends paid on L-3 Holdings’ common stock	(101)	(98)
Proceeds from exercises of stock options	33	8
Proceeds from employee stock purchase plan	18	21
Debt issue costs	—	(6)
Excess income tax benefits related to share-based payment arrangements	2	1
Other financing activities	(8)	(3)

Net cash used in financing activities from continuing operations	(304)	(392)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(9)	(3)
Cash from discontinued operations:
Operating activities	—	71
Financing activities	—	(1)

Cash from discontinued operations	—	70

Net decrease in cash and cash equivalents	(21)	(283)
Cash and cash equivalents, beginning of the year	349	764

Cash and cash equivalents, end of the year	$328	$481